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                                  EXHIBIT 99.1


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RP FINANCIAL, LC.
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FINANCIAL SERVICES INDUSTRY CONSULTANTS



                                                     June 5, 2003



Mr. Anthony J. Monteverdi
Chairman, President and Chief Executive Officer
Flatbush Federal Savings & Loan Association
2146 Nostrand Avenue
Brooklyn, New York  11210

Dear Mr. Monteverdi:

     This letter sets forth the agreement between Flatbush Federal Savings & Loan Association, Brooklyn, New York (the "Association"), and RP Financial, LC. ("RP Financial") for the independent appraisal services pertaining to the Association's reorganization into a "two-tier" mutual holding company (the "Reorganization"), including the formation of a mid-tier stock holding company and minority stock offering by the mid-tier stock holding company (the "Stock Offering"). The specific appraisal services to be rendered by RP Financial are described below. These appraisal services will be rendered by a team of two to three senior consultants on staff and will be directed by the undersigned.

DESCRIPTION OF CONVERSION APPRAISAL SERVICES
--------------------------------------------

     Prior to preparing the valuation report, RP Financial will conduct a financial due diligence, including on-site interviews of senior management and reviews of financial and other documents and records, to gain insight into the Association's operations, financial condition, profitability, market area, risks and various internal and external factors which impact the pro forma value of the Association. RP Financial will prepare a written detailed valuation report of the Association that will be fully consistent with applicable regulatory guidelines and standard pro forma valuation practices. The appraisal report will include an in-depth analysis of the Association's financial condition and operating results, as well as an assessment of the Association's interest rate risk, credit risk and liquidity risk. The appraisal report will describe the Association's business strategies, market area, prospects for the future and the intended use of proceeds both in the short term and over the longer term. A peer group analysis relative to publicly-traded savings institutions will be conducted for the purpose of determining appropriate valuation adjustments relative to the group. We will review pertinent sections of the applications and offering documents to obtain necessary data and information for the appraisal, including the impact of key deal elements on the appraised value, such as dividend policy, use of proceeds and reinvestment rate, tax rate, conversion expenses and characteristics of stock plans. The appraisal report will conclude with a midpoint pro forma value to establish the range of value, and reflect the

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WASHINGTON HEADQUARTERS
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA  22209                               Toll-Free No.: (866) 723-0594
www.rpfinancial.com                         E-Mail: wpommerening@rpfinancial.com

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MR. ANTHONY J. MONTEVERDI
JUNE 5, 2003
PAGE 2


     Stock Offering size determined by the Association's Board of Directors. The appraisal report may be periodically updated throughout the conversion process and there will be at least one updated valuation prepared at the time of the closing of the Stock Offering.

     RP Financial agrees to deliver the valuation appraisal and subsequent updates, in writing, to the Association at the above address in conjunction with the filing of the regulatory application. Subsequent updates will be filed promptly as certain events occur which would warrant the preparation and filing of such valuation updates. Further, RP Financial agrees to perform such other services as are necessary or required in connection with the regulatory review of the appraisal and respond to the regulatory comments, if any, regarding the valuation appraisal and subsequent updates.

FEE STRUCTURE AND PAYMENT SCHEDULE
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     The Association agrees to pay RP Financial a fixed fee of $25,000 for preparation and delivery of the original appraisal report and subsequent appraisal updates, plus reimbursable expenses. Payment of these fees shall be made according to the following schedule: o $5,000 upon execution of the letter of agreement engaging RP Financial's appraisal services; o $17,500 upon delivery of the completed original appraisal report; and o $2,500 upon the completion of the Reorganization and Stock Offering.

     The Association will reimburse RP Financial for out-of-pocket expenses incurred in preparation of the valuation. Such out-of-pocket expenses will likely include travel, printing, telephone, facsimile, shipping, computer and data services. RP Financial will agree to limit reimbursable expenses in connection with this engagement and in connection with the preparation of a regulatory business plan as described in the accompanying letter, subject to written authorization from the Association to exceed such level.

     In the event the Association shall, for any reason, discontinue the proposed Reorganization and Stock Offering prior to delivery of the completed documents set forth above and payment of the respective progress payment fees, the Association agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the respective fee caps noted above, after giving full credit to the initial retainer fee. RP Financial's standard billing rates range from $75 per hour for research associates to $275 per hour for managing directors.

     If during the course of the proposed transaction, unforeseen events occur so as to materially change the nature or the work content of the services described in this contract, the terms of said contract shall be subject to renegotiation by the Association and RP Financial. Such unforeseen events shall include, but not be limited to, major changes in the conversion regulations,

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MR. ANTHONY J. MONTEVERDI
JUNE 5, 2003
PAGE 3


appraisal guidelines or processing procedures as they relate to appraisals, major changes in management or procedures, operating policies or philosophies, and excessive delays or suspension of processing of conversion applications by the regulators such that completion of the transaction requires the preparation by RP Financial of a new appraisal or financial projections.

REPRESENTATIONS AND WARRANTIES
------------------------------

     The Association and RP Financial agree to the following:

     1. The Association agrees to make available or to supply to RP Financial such information with respect to its business and financial condition as RP Financial may reasonably request in order to provide the aforesaid valuation. Such information heretofore or hereafter supplied or made available to RP Financial shall include: annual financial statements, periodic regulatory filings and material agreements, debt instruments, off balance sheet assets or liabilities, commitments and contingencies, unrealized gains or losses and corporate books and records. All information provided by the Association to RP Financial shall remain strictly confidential (unless such information is otherwise made available to the public), and if the Reorganization and Stock Offering are not consummated or the services of RP Financial are terminated hereunder, RP Financial shall upon request promptly return to the Association the original and any copies of such information.

     2. The Association hereby represents and warrants to RP Financial that any information provided to RP Financial does not and will not, to the best of the Association's knowledge, at the times it is provided to RP Financial, contain any untrue statement of a material fact or fail to state a material fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

     3. (a) The Association agrees that it will indemnify and hold harmless RP Financial, any affiliates of RP Financial, the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement (hereinafter referred to as "RP Financial"), from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws) brought by third parties and attributable to (i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by the Association to RP Financial, either orally or in writing; (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by the Association to RP Financial; or (iii) any action or omission to act by the Association, or the Association's respective officers, Directors, employees or agents which action or omission is willful or negligent. The Association will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. Any time devoted by employees of RP Financial to

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MR. ANTHONY J. MONTEVERDI
JUNE 5, 2003
PAGE 4


situations for which indemnification is provided hereunder, shall be an indemnifiable cost payable by the Association at the normal hourly professional rate chargeable by such employee.

          (b) RP Financial shall give written notice to the Association of such claim or facts within thirty days of the assertion of any claim or discovery of material facts upon which RP Financial intends to base a claim for indemnification hereunder. In the event the Association elects, within ten business days of the receipt of the original notice thereof, to contest such claim by written notice to RP Financial, RP Financial will be entitled to be paid any amounts payable by the Association hereunder within five days after the final determination of such contest either by written acknowledgement of the Association or a final judgment (including all appeals therefrom) of a court of competent jurisdiction. If the Association does not so elect, RP Financial shall be paid promptly and in any event within thirty days after receipt by the Association of the notice of the claim.

          (c) The Association shall pay for or reimburse the reasonable expenses, including attorneys' fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes the Association: (1) a written statement of RP Financial's good faith belief that it is entitled to indemnification hereunder; and (2) a written undertaking to repay the advance if it ultimately is determined in a final adjudication of such proceeding that it or he is not entitled to such indemnification; provided, however, that the Association shall not be required to make any such advance payment if the Association furnishes to RP Financial a written statement of the Association's reasonable good faith belief that RP Financial is not entitled to indemnification hereunder. The Association may assume the defense of any claim (as to which notice is given in accordance with 3(b)) with counsel reasonably satisfactory to RP Financial, and after notice from the Association to RP Financial of its election to assume the defense thereof, the Association will not be liable to RP Financial for any legal or other expenses subsequently incurred by RP Financial (other than reasonable costs of investigation and assistance in discovery and document production matters). Notwithstanding the foregoing, RP Financial shall have the right to employ their own counsel in any action or proceeding if RP Financial shall have concluded that a conflict of interest exists between the Association and RP Financial which would materially impact the effective representation of RP Financial. In the event that RP Financial concludes that a conflict of interest exists, RP Financial shall have the right to select counsel reasonably satisfactory to the Association which will represent RP Financial in any such action or proceeding and the Association shall reimburse RP Financial for the reasonable legal fees and expenses of such counsel and other expenses reasonably incurred by RP Financial. In no event shall the Association be liable for the fees and expenses of more than one counsel, separate from its own counsel, for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same allegations or circumstances. The Association will not be liable under the foregoing indemnification provision in respect of any compromise or settlement of any action or proceeding made without its consent, which consent shall not be unreasonably withheld.

          (d) In the event the Association does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, RP Financial shall have all remedies available at law or in equity to enforce such obligation.

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MR. ANTHONY J. MONTEVERDI
JUNE 5, 2003
PAGE 5


     It is understood that, in connection with RP Financial's above-mentioned engagement, RP Financial may also be engaged to act for the Association in one or more additional capacities, and that the terms of the original engagement may be incorporated by reference in one or more separate agreements. The provisions of Paragraph 3 herein shall apply to the original engagement, any such additional engagement, any modification of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of RP Financial's engagement(s). This agreement constitutes the entire understanding of the Association and RP Financial concerning the subject matter addressed herein, and such contract shall be governed and construed in accordance with the laws of the Commonwealth of Virginia. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

     The Association and RP Financial are not affiliated, and neither the Association nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.

                              * * * * * * * * * * *

     Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter, together with the initial retainer fee of $5,000.


                                                Very truly yours,



                                                William E. Pommerening
                                                Chief Executive Officer and
                                                Managing Director



Agreed To and Accepted By:  Anthony J. Monteverdi  /s/ Anthony J. Monteverdi
                                                  ------------------------------
                            Chairman, President and Chief Executive Officer

Upon Authorization by the Board of Directors For: Flatbush Federal Savings &
                                                  Loan Association
                                                  Brooklyn, New York

Date Executed:
               --------------------------------

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MR. ANTHONY J. MONTEVERDI
JUNE 5, 2003
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